SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report -- February 7, 1996



UNC INCORPORATED

(Exact name of registrant as specified in its charter)



  Delaware               1-7795                    54-1078297
  (State of              (Commission               (IRS Employer
Incorporation)            File Number)              Identification No.)



175 Admiral Cochrane Drive     Annapolis, Maryland     21401-7394
(Address of principal executive offices)               (Zip Code)


(410) 266-7333 (Registrant's telephone number, including area code)


Not Applicable
(Former Address)

ITEM 5.          OTHER EVENTS

        On February 5, 1996, UNC Incorporated announced that it had commenced a solicitation of consents with respect to certain amendments it proposes to make to the Indenture governing its 9 1/8% Senior Notes due 2003. The Company is soliciting the consents to the proposed amendments to, among other things, enable the Company to finance its previously announced acquisition of Garrett Aviation Services. A copy of the Consent Solicitation Statement, which includes information about the proposed amendments to the Indenture, Garrett Aviation Services and the Garrett Aviation Services acquisition, is included as an Exhibit to this Current Report on Form 8-K.


ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS

        (c)      Exhibits.

Exhibit No.              Description of Exhibit

    1                    Consent Solicitation Statement dated
                         February 2, 1996.

UNC INCORPORATED


S I G N A T U R E


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         UNC INCORPORATED


                         By:/s/ Robert L. Pevenstein

                            Robert L. Pevenstein
                            Senior Vice President and
                                  Chief Financial Officer


Date:  February 7, 1996

                                                   February 2, 1996

To:     Holders of UNC Incorporated 9 1/8% Senior Notes due 2003


Dear Noteholders:

        UNC Incorporated (the "Company") requests your consent to certain amendments (collectively, the "Proposed Amendments") to the Indenture governing its 9 1/8% Senior Notes due 2003 (the "Senior Notes"). The Proposed Amendments are needed to permit the Company to finance the consummation of its proposed acquisition of Garrett Aviation Services ("Garrett") and to provide working capital flexibility for the growth of the combined businesses following the consummation of the acquisition. The Company believes that the acquisition of Garrett will enhance the profitability of the Company, and that it will immediately increase the cash flow coverage of your Senior Notes. The Proposed Amendments, their purpose and effect are more fully described in the attached Consent Solicitation Statement.

        If the Proposed Amendments are approved and become effective, the Company will pay consenting holders a cash fee of $10.00 for each $1,000 of principal amount of Senior Notes in respect of which a consent has been duly given. To ensure that you will be eligible to receive the consent fee, please follow the instructions set forth in the Consent Solicitation Statement and the attached Letter of Consent.

        The Senior Notes will remain outstanding in accordance with all other terms of the Senior Notes and the Indenture. The changes sought to be effected by the Proposed Amendments will not alter the Company's obligation to pay the principal of or interest on the Notes or alter the interest rate or redemption or maturity date of the Senior Notes.

        The Company urges you to grant your consent to the Proposed Amendments. If you have any questions, please call MacKenzie Partners, Inc., the Information Agent the Company has engaged for purposes of this Consent Solicitation, at (800) 322-2885 (toll free) or (212) 929-5500 (call collect). CS First Boston Corporation has been engaged as Solicitation Agent for purposes of this Consent Solicitation.

                                                   Very truly yours,



                                                   Dan A. Colussy
                                                   Chairman, President and
                                                     Chief Executive Officer

CONSENT SOLICITATION STATEMENT
February 2, 1996
                                             UNC INCORPORATED
                                   Solicitation of Consents Relating to
                                  $100,000,000 Aggregate Principal Amount
                                                  of its
                                       9 1/8% Senior Notes Due 2003

        UNC Incorporated (the "Company") hereby solicits consents (the "Consents"), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Letter of Consent (the "Consent Letter"), to certain amendments (collectively, the "Proposed Amendments") to the Indenture dated July 15, 1993 and as amended to date (the "Indenture") pursuant to which the Company's 9 1/8% Senior Notes due 2003 (the "Senior Notes") were issued (such solicitation, the "Consent Solicitation").

        As previously announced, the Company has entered into a definitive agreement to acquire substantially all of the assets and business of Garrett Aviation Services ("Garrett") for approximately $145 million in cash and the assumption of certain liabilities (the "Acquisition"). The Proposed Amendments would, among other things, enable the Company to incur up to $125 million in additional senior indebtedness for the purpose of consummating the Acquisition and to increase the size of its revolving credit facility to accommodate expected growth after the Acquisition. The Company believes that the Acquisition is in the best interests of the Company, the holders of Senior Notes and the Company's shareholders. See "The Garrett Acquisition" and "Proposed Amendments" set forth herein.

        Holders are requested to read and consider carefully the information contained herein and to give their consent to the Proposed Amendments by properly completing and executing the accompanying Consent Letter and delivering the executed Consent Letter to Chemical Bank (the "Trustee") as promptly as possible and no later than the close of business on the Expiration Date (as defined herein). If Requisite Consents (as defined herein) are received (and not revoked) prior to the Expiration Date and the other conditions set forth herein are satisfied or waived, the Company will, promptly after entering into a supplemental indenture giving effect to the Proposed Amendments (the "Supplemental Indenture"), pay to each Holder (as defined herein) who has delivered (and not revoked) a valid Consent prior to such Expiration Date a consent fee in the amount of $10.00 for each $1,000 in principal amount of Senior Notes in respect of which such Consent has been delivered (the "Consent Fee").

        The Supplemental Indenture will not be executed and no Consent Fee will be paid if the Acquisition is not consummated.

THE CONSENT SOLICITATION WILL BE OPEN UNTIL 5:00 P.M. NEW YORK CITY TIME, ON FEBRUARY 20, 1996, UNLESS EXTENDED BY THE COMPANY. THE TIME AND DATE OF EXPIRATION OF THE CONSENT SOLICITATION IS HEREIN REFERRED TO AS THE "EXPIRATION DATE." CONSENTS MAY BE REVOKED AT ANY TIME UP TO THE LATER OF
(A) 5:00 P.M., NEW YORK CITY TIME ON FEBRUARY 20, 1996 AND (B) THE TIME AND DATE ON WHICH THE COMPANY RECEIVES REQUISITE CONSENTS FOR THE SENIOR NOTES. SEE "THE CONSENT SOLICITATION--REVOCATION OF CONSENTS."

                          The Solicitation Agent for the Consent Solicitation is

                                              CS FIRST BOSTON
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
        Questions and requests for assistance or additional copies of this Consent Solicitation Statement and the Consent Letter may be directed to the Information Agent as set forth on the back cover of this Consent Solicitation Statement.

        No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Consent Solicitation Statement is not being made to, and no Consents are being solicited from, Holders of Senior Notes in any jurisdiction in which it is unlawful to make such solicitation or grant such Consent. The delivery of this Consent Solicitation Statement at any time does not imply that the information herein is correct as of any time subsequent to its date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended March 31; June 30 and September 30, 1995, each as filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date of this Consent Solicitation Statement prior to the Expiration Date shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. The Company will provide, without charge, to each person, including any beneficial owner, to whom this Consent Solicitation Statement is delivered, upon the written or oral request of any such person, additional copies of any or all of the documents that are incorporated herein by reference (other than certain exhibits to such documents). Such requests should be directed to the Company at its principal executive offices, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394, Attention: Gregory M. Bubb, Vice President and Treasurer (telephone number (410) 266-7333).

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the 1934 Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's securities (including the Senior Notes) are listed on the New York Stock

Exchange, and such reports, proxy statements and other information can also be inspected at the offices of such exchange.

THE COMPANY

        UNC Incorporated (the "Company") is a diversified supplier of products and services to the aviation industry. The Company's primary business is the aviation aftermarket, which accounts for approximately 90% of its revenues. These operations include the overhaul and repair of aircraft engines and accessories, the repair and remanufacturing of engine components, and the provision of training and maintenance services to the U.S. and foreign military. Approximately 10% of the Company's revenues in 1995 were derived from manufacturing engine and airframe parts for original equipment manufacturers.

        The Company has over 8,000 customers including: business aircraft operators; major, national, regional, foreign, charter and package/cargo airlines; engine and airframe OEMs; and the United States and foreign military. The Company operates sixteen facilities and performs services at approximately 80 government sites. The Company currently has 5,900 employees. The Company's acquisition of Garrett will expand the Company's range of services, will increase the aggregate customer base to over 10,000 customers, and will add a total of eight operating locations and approximately 1,000 employees.

THE GARRETT ACQUISITION

General
        On January 16, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") to acquire Garrett Aviation Services ("Garrett"), a leading provider of aviation services to the $2.5 billion business aviation aftermarket (the "Acquisition"). Garrett had been sold by AlliedSignal Inc. ("AlliedSignal") to a group of investors in June 1994, and they have agreed to sell Garrett to the Company. As a result of the Acquisition, the Company believes it will be the largest independent aviation services company in the world, with service capabilities for almost all business aircraft and engines, combined with the Company's existing broad range of repair, overhaul and remanufacturing capabilities for the business, commercial and military markets. For the nine months ended September 30, 1995, on a pro forma basis, the Company and Garrett would have generated approximately $645 million in combined revenues and in excess of $48 million of combined operating cash flow (EBITDA), which includes only a portion of the incremental operating benefits anticipated by the Company over the next three years. The Company has formed a subsidiary to acquire Garrett and that subsidiary will join the other Company subsidiaries who presently guarantee the Senior Notes and become a guarantor of the Senior Notes in accordance with the Indenture (the Company's subsidiary guarantors, collectively, the "Guarantors").

        The purchase price for the Acquisition is approximately $145 million in cash and the assumption of certain Garrett liabilities, including capitalized lease obligations recorded at approximately $5 million. The Company intends to finance the Acquisition by (a) issuing $125 million aggregate principal amount of new ten-year senior notes (the "Acquisition Senior Notes") and (b) issuing 8.5% convertible preferred stock (the "Preferred Stock") with an issue price of $25 million. The Company may pay fees and expenses incurred in connection with the Acquisition from borrowings under the Revolving Credit Facility. See "Acquisition Financing."

Garrett

        Garrett provides a full range of overhaul services to over 2,000 business aviation customers, including complete engine and airframe repair and overhaul capabilities, full interior and exterior refurbishments, new aircraft completions, avionics installation and spare parts distribution. Garrett provides its aircraft and engine maintenance and support through six "fly-in" fixed based operator ("FBO") locations across the United States.
For the nine months ended September 30, 1995, Garrett recorded approximately $250.9 million in total revenues and approximately $15.9 million of operating cash flow (EBITDA). Garrett enjoys a 50 year reputation for quality and market leadership in its industry segment.

        Garrett currently specializes in providing aircraft, engine and avionics aftermarket services to aircraft powered by AlliedSignal turbofan engines, which are the leading engine type for the business jet aviation market. Based on industry data, AlliedSignal engines represent approximately 40% of the turbofan engines in the worldwide market. The leading engine type is the TFE731 turbofan, used to power a variety of business jet aircraft, including aircraft under the Lear, Falcon, Astra, Citation, Westwind and Jetstar tradenames. Garrett management estimates that it services approximately 70% of the TFE731 powered aircraft in North America. Garrett also services the AlliedSignal turboprop engines used on business aircraft and certain regional airlines.

        Garrett benefits from a 15 year services agreement with AlliedSignal (the "AlliedSignal Operating Agreement"), which appoints Garrett as the "Exclusive Factory-Sponsored Service and Support Center" for certain AlliedSignal engines in specified markets. The current AlliedSignal Operating Agreement extends through July 1, 2009. The AlliedSignal Operating Agreement is being assigned to the Company as part of the Acquisition.

        This agreement: (a) specifies the terms on which Garrett purchases engine parts from AlliedSignal; (b) commits Garrett to purchase its engine parts requirements from AlliedSignal or certain approved vendors; (c) commits Garrett to provide aftermarket support to AlliedSignal products in the market place; and (d) defines the working relationship between the two companies in a number of areas, including technical training, quality systems and other support, exchange of customer and marketing information, and future programs.

        A major advantage to Garrett under the AlliedSignal Operating Agreement is that AlliedSignal provides Garrett with engine parts inventory on a consignment basis. Garrett's customers are also able to access AlliedSignal engines from the AlliedSignal engine rental pool during the period of engine overhauls. The consignment inventory and the engine pool availability have allowed Garrett to reduce significantly the level of its inventory and fixed asset investment than otherwise would be required.

        As a result of the agreement, AlliedSignal is the single largest billing customer of Garrett, due to warranty and other prepaid maintenance programs. AlliedSignal is also the largest single vendor of Garrett, due to the purchase of parts both for engine repair and overhaul, and for the redistribution of spare parts. The AlliedSignal operating agreement may be terminated by AlliedSignal, among other reasons, following a material disruption in AlliedSignal's business resulting from the provision of Garrett's services or following a material downturn in certain of Garrett's businesses. A significant change in, or loss of, the Operating Agreement could have a material adverse effect on Garrett's results of operations.

Benefits of the Acquisition

        The Company's long term strategy has been to build a leadership position in the aviation aftermarket with a focus on business and military aviation. Additionally, the Company's product focus has been the development of high value services for its customers such as high technology repair and accessory overhaul processes for aircraft engines and accessories. Garrett provides services in both engine and aircraft maintenance with an emphasis on the use of new parts for these services and therefore has not developed extensive capability in parts repair and accessory overhaul. Garrett's strategy is to expand its aircraft maintenance business which historically has not been emphasized and to develop more extensive high value repair and accessory overhaul processes. The Company believes that the acquisition of Garrett is attractive in part because the strategies of each business are complementary and there is no significant overlap in the services provided by each business. The Company also expects that the Acquisition will result in substantial other benefits to the Company, including the following:

        Aviation Parts and Component Repair. Garrett currently has limited in-house capability for the repair of aircraft parts and accessories, and outsources approximately $50 million per year in parts repair and overhaul services to other aviation companies. The Company has substantial capability in this area which should permit increases in consolidated profitability, based on existing levels of revenues.

        Added Retail Dimension. The Acquisition combines Garrett's front-line "retail" FBO operations with the overhaul and remanufacturing "wholesale" aspects of the Company's operations. As a result, Garrett's direct customer relations should help promote a number of other Company products and services, including engine overhaul for non-AlliedSignal engines, accessory overhaul and parts remanufacturing. The Company believes that the availability of these services also should permit Garrett to expand its business with non-AlliedSignal powered aircraft owners and operators.

        Expanded Airframe and Avionics Services. Garrett has been expanding its airframe and avionics maintenance revenues, building on its established engine repair and overhaul customer base. This market segment is growing faster than the overall business aviation market, due primarily to the large number of business aircraft added to the global fleet between 1977 and 1982. Federal Aviation Administration and Original Equipment Manufacturer mandated service intervals and advances in avionics technology are causing increased demand for retrofits of these older airframes as well as major retrofits of avionics packages. The Company believes this is a major growth opportunity for Garrett. The Company also believes that its current customer base should provide further expansion opportunities in this area.

        Stable Base of Warranty Service. Garrett is the largest provider of warranty repair services on AlliedSignal engines. Over 55% of AlliedSignal engines are on long-term maintenance service programs and this provides a stable base level of business for Garrett. Garrett also benefits from access to AlliedSignal's detailed market data, which tracks projected maintenance events for the entire engine fleet.

        Increased Global Presence. At present, more than 95% of Garrett's revenues are to North American customers. The Company's expanding international presence, including its four overseas sales offices, should permit further development of Garrett services for overseas customers or in overseas locations.

        Military Revenues. Over the past two years, the Company's Aviation Services Division has generated approximately $240 million in annual military related revenues providing contract maintenance and other services to all of the U.S. armed services and a variety of foreign military customers. The Company expects Garrett's service capabilities will allow the Company to pursue a wider range of military contracts that require these additional repair and overhaul services.

        Increased Critical Mass in the Aviation Aftermarket. The acquisition of Garrett will substantially increase the revenue base of the Company, approximately 95% of which will be in the aviation aftermarket. The Company believes there are numerous economies of scale that can be achieved in services, marketing, purchasing, administration and other areas. The aviation aftermarket has tended to be more stable than the OEM segment, because it is not as dependent on the level of annual new aircraft deliveries.

        While the Company believes that it can improve the profitability of the operations of Garrett and the Company on a combined basis given the operating synergies the Company expects to achieve, there can be no assurance that the Company will be able to realize all expected operating and economic efficiencies following the Acquisition.

Acquisition Terms

        As noted above, under the terms of the Purchase Agreement, the Company has agreed to pay Garrett approximately $145 million in cash at the closing and to assume all of the obligations, liabilities and commitments of Garrett arising out of the Garrett business with respect to the operation of the Garrett business prior to the date on which the closing of the Acquisition occurs. Obligations and liabilities in respect of borrowed money and current portions of long-term bank financing and liabilities relating to or arising from the Acquisition are not being assumed by the Company. The cash portion of the purchase price is to be adjusted following closing based on the net asset value of the assets and liabilities the Company acquires and assumes on the closing date. The Company expects to consummate the Acquisition by March 31, 1996. The consummation of the Acquisition is subject to the satisfaction of various conditions and the closing of the transaction could be delayed in certain circumstances through June 30, 1996 and beyond by the mutual agreement of Garrett and the Company if those conditions are not satisfied in a timely fashion.

        In the Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from AlliedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the "AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company will be assigned and succeed to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

                                            PROPOSED AMENDMENTS

        As noted above, the Company intends to finance the Acquisition by issuing $125 million of Acquisition Senior Notes and $25 million of Preferred Stock. Certain covenants in the Indenture impose restrictions on the Company's ability to issue the Acquisition Senior Notes and to pay dividends on the Preferred Stock. Also, although the Company does not expect to use its revolving bank credit facility (the "Revolving Credit Facility") to finance the Acquisition (other than to pay certain transaction expenses) and as of the date hereof has only approximately $49 million in principal amount outstanding thereunder, it believes it is in the Company's best interest to amend the Indenture to permit the Company to increase the Revolving Credit Facility from its current maximum principal amount of $90 million to a revised maximum principal amount of $110 million, to provide for long-term working capital needs as the business grows following the Acquisition. Accordingly, the purpose of the Proposed Amendments is to permit the Company to finance the Acquisition and to provide the Company with sufficient flexibility to meet its future working capital needs.

        The Proposed Amendments are described below. The text of the existing relevant covenants of the Indenture and as they are proposed to be amended by the Proposed Amendments is attached to this Consent Solicitation Statement as Appendix I. Unless otherwise defined in this Consent Solicitation Statement, capitalized terms used in the following descriptions of the existing
Indenture provisions and the Proposed Amendments are used as defined in the Indenture.

        Increased Revolving Credit Facility. The covenant limiting the ability of the Company and its Subsidiaries to incur additional Indebtedness (the
"Debt Covenant"), currently in effect, permits the Company to have outstanding under its Revolving Credit Facility an aggregate principal amount of not more than $90 million. The Proposed Amendments would permit the Company to seek to increase the permitted principal amount of the Revolving Credit Facility to $110 million if the Company determines it is appropriate to do so.

        Acquisition Senior Notes. The Proposed Amendments would modify the Debt Covenant to permit expressly the incurrence by the Company (guaranteed by its subsidiaries on the same basis as the Senior Notes) of additional Indebtedness in an aggregate principal amount not to exceed $125 million provided it is incurred contemporaneously with the consummation of the Acquisition and provided that the proceeds are employed to finance the Acquisition.

        Permitted Additional Indebtedness. The Debt Covenant currently permits the Company and its Subsidiaries to incur other additional Indebtedness if the Company's Consolidated EBITDA Coverage Ratio for the preceding four fiscal quarters as of the time the additional debt would be incurred, determined on a pro forma basis (including a pro forma application of the proceeds of such debt) would have been at least 2.25 to 1.00. The Proposed Amendments would reduce the required pro forma Consolidated EBITDA Coverage Ratio to 2.00 to 1.00 for the period beginning on the date the Proposed Amendments are effective and ending June 30, 1998. Thereafter, the pro forma Consolidated EBITDA Coverage Ratio required to incur additional debt would again be 2.25 to 1.00.

        Restricted Payments. The Indenture currently prohibits the Company from paying cash dividends, prepaying certain debt and making other types of restricted payments (the "Restricted Payment Covenant") unless (a) there is no default under the Indenture, (b) the Company is then permitted to incur at least $1.00 of additional debt pursuant to the limitation described under "Permitted Additional Indebtedness" above and (c) the amount of a proposed restricted payment (aggregated with all other restricted payments made after the date of the Indenture) exceeds 50% of the cumulative consolidated net income of the Company from October 1, 1993 to the date of the proposed payment plus 100% of the proceeds received by the Company from the issuance of certain equity securities after the date of the Indenture (the "Earned Amount"). The proposed amendment of the Debt Covenant described under "Permitted Additional Indebtedness" above would ease the restrictiveness of that provision. In addition, the Proposed Amendments would amend the Restricted Payment Covenant in order that the calculation of the Earned Amount would be based on cumulative consolidated net income of the Company from January 1, 1996 instead of from October 1, 1993, and on proceeds from the issuance of certain equity securities after January 1, 1996 instead of after the date of the Indenture. The adjustment to the restricted payment calculation is being proposed in light of substantial non-cash restructuring and multiemployer pension plan withdrawal charges made by the Company in 1994, which the Company believes are not indicative of the Company's
underlying earnings performance.   If the Proposed Amendment is adopted, the
Company would not have to generate future earnings in excess of the cumulative losses the Company has incurred from October 1, 1993 through September 30, 1995 (which relate principally to the 1994 non-cash charges) before earnings would be eligible to be included for purposes of determining the permissibility of making a restricted payment. This will also enable the Company to include the proceeds from the sale of the Preferred Stock to make restricted payments if the Company satisfies the other conditions to making such payments set forth in the Indenture.

                                 SELECTED PRO FORMA FINANCIAL INFORMATION

        The following selected pro forma financial information is based upon the consolidated financial statements of each of the Company and Garrett at and for the nine months ended September 30, 1995, adjusted to give effect to the Acquisition. The financial statements of the Company and Garrett have been prepared in the ordinary course of business for the purpose of providing information with respect to the interim periods, and are subject to audit at the close of the year. It is the opinion of the management of the Company and Garrett that all adjustments (none of which were other than normal recurring accruals) necessary for a fair presentation of such periods have been included. Results of interim periods are not necessarily indicative of results to be expected for the full year. The pro forma Income Statement Data and Other Data is presented for the nine months ended September 30, 1995 and gives effect to the Acquisition as if it had occurred on January 1, 1995. The pro forma information is provided to assist in understanding the Acquisition and does not necessarily reflect the actual results of operations that would have occurred if the operations of the Company and Garrett had been combined during the nine months ended September 30, 1995 or the results of operations that will be achieved by the combined companies after the Acquisition. All information contained in the following tables should be read in conjunction with "The Garrett Acquisition," "Acquisition Financing" and the consolidated financial statements and related notes of the Company and Garrett included or incorporated by reference herein.

                                                                                                      Combined
                                       UNC                  Garrett              Adjustments          ProForma
                                                            (dollars in thousands)
Income Statement Data
Net Sales                              $394,482             $250,937                                  $645,419
Cost of Sales                           334,009              219,426              (3,580)(a)           549,855
                                       --------             --------                                  --------
Gross Profit                             60,473               31,511                                    95,564
Selling, General and                                                              (1,500)(a)
Administrative Expenses                  42,474               20,151               1,890 (b)            63,015
                                       --------             --------                                  --------
Operating Income                         17,999               11,360                                    32,549
Net Interest Expenses                   (15,412)              (2,183)             (7,692)(c)           (25,287)
Other Income                                254                 --                                         254
                                       --------             --------                                  --------
Earnings Before Income
Taxes                                  $  2,841             $  9,177                                  $  7,516
                                       ========             ========                                  ========
Other Data
Depreciation &
 Amortization                          $  9,426             $  4,552               1,890 (b)          $ 15,868
Operating Cash Flow
 (EBITDA)(d)                            (27,679)              15,912               5,080 (d)            48,671
Ratio of EBITDA to Interest
Expense(d)                                1.80x                                                          1.92x
Capital Expenditures                      5,161                4,820                                     9,981
Balance Sheet Data
(at September 30, 1995)
Total Assets                            439,445              120,040             102,769 (e)           657,885
                                                                                  (1,503)(f)
                                                                                  (2,866)(g)
Capitalized Leases                         --                  5,320                                     5,320
Senior Debt                            125,902                38,790              93,930 (h)           258,622
Total Debt                             197,661                38,570              93,930 (h)           330,161
Shareholders' Equity                   101,243                17,300               5,054 (i)           123,597

(a) The Company has specifically identified cost reductions and other operating income enhancements resulting from a business integration plan which is expected to be followed subsequent to the Acquisition. The business integration plan contemplates: (i) redirecting a portion of Garrett's outsourced repairs on engine, aircraft and accessory parts to Company facilities, in lieu of other vendors; and (ii) eliminating certain management fees and consulting fees and reducing certain other administrative costs such as insurance and professional fees previously paid by Garrett.

        The Company's business integration plan provides for the events generating these reductions to occur in phases, beginning in the initial year. Therefore, the pro forma expected cost savings for the above nine month period ended September 30, 1995 reflect only a portion of expected ongoing savings and operating income enhancements.
        Assuming the Acquisition occurred on January 1, 1995 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the nine months ending September 30, 1995 are as follows:

        Cost of Sales                                                  $3,580,000
        Selling, general and administrative                             1,500,000

        Total Cost Reductions for Nine Months                          $5,080,000

(b) Represents $3,052,000 of cost associated with the amortization of the cost in excess of net assets acquired from Garrett, assuming the acquisition had been consummated on January 1, 1995, offset by the elimination of $1,162,000 of cost applicable to Garrett's amortization of intangible assets for the nine months ended September 30, 1995.

(c) Reflects the additional interest expense of $9,875,000 for the nine months ending September 30, 1995 that would have been incurred had the Acquisition and the Offering taken place on January 1, 1995, offset by elimination of interest of $2,183,000 of Garrett on senior bank debt which is not being assumed by the Company.

(d) EBITDA reflects earnings before interest, taxes, depreciation and amortization. This amount would be equal to the Operating Income plus the Depreciation and Amortization. EBITDA and the ratio of EBITDA to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with generally accepted accounting principles ("GAAP"), are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.

        The adjustment to arrive at pro forma EBITDA reflects the cumulative effect of the previously described adjustments in note (a) above.

(e) The Acquisition will be accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase cost will be allocated to the assets and liabilities of Garrett based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed prior to the Closing. The final values may differ from those set forth.

        The primary increase in Total Assets is expected to be allocated to Intangible Assets, including Goodwill.

(f) Reflects the elimination of capitalized Garrett financing costs from a financing in July, 1994.

(g) Reflects principally the elimination of cash balances of Garrett, which are not a part of the assets being purchased, offset by a reduction in the historic accumulated depreciation of the Garrett assets. The pro forma financial information assumes that the Garrett assets are valued at a level approximately equal to their historic cost.

(h) Reflects the addition of $125,000,000 in long term senior notes and $2,180,000 of the Revolving Credit Facility to fund the acquisition and related cost, less the elimination of $33,250,000 of Garrett debt which is not being assumed.

(i) Reflects the $25,000,000 of the Preferred Stock which is being issued as a part of the Acquisition and the cumulative effect of pro forma adjustments for the nine months of operations ended September 30, 1995 offset by the accrual of cumulative dividends on the Preferred Stock and the elimination of Garrett's equity.

ACQUISITION FINANCING

Acquisition Senior Notes

        The Company proposes to issue privately $125 million aggregate principal amount of the Acquisition Senior Notes. It is anticipated that the Acquisition Senior Notes will be unsecured senior obligations of the Company ranking pari passu with existing Senior Notes. The Company expects that the Acquisition Senior Notes will be issued pursuant to an indenture providing covenants and limitations relating to the Acquisition Senior Notes that are similar to those that will be contained in the Indenture relating to the Senior Notes after giving effect to the Proposed Amendments. The Company expects that all of the Company's subsidiaries, including the subsidiary formed to acquire Garrett, will be guarantors of the Acquisition Senior Notes and the Senior Notes. The Acquisition Senior Notes are expected to mature following the time that the Senior Notes mature.

Preferred Stock

        Pursuant to a Stock Purchase Agreement, dated as of October 4, 1995, the Company has the option to sell to the purchasers named therein convertible preferred stock of the Company with an aggregate purchase price of $25 million. The Company will be entitled at its discretion to exercise its option in connection with consummating the Acquisition. Holders of the Preferred Stock will be entitled to receive cumulative dividends at a rate of 8.5% per annum. The Company will be entitled, in its discretion to pay dividends in cash or by issuing additional shares of the Company's preferred stock (a "PIK Dividend"), or any combination thereof. If the Company pays a PIK Dividend at any time after the third anniversary of the date of issuance of the Preferred Stock, the annual rate of PIK Dividends payable thereafter is subject to upward adjustment from time to time.

THE CONSENT SOLICITATION

        The Company is soliciting Consents from Holders of Senior Notes as of the close of business on February 13, 1996 (the "Record Date"), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement, in the accompanying Consent Letter, and, except as expressly set forth herein and therein, the Indenture.

        Consents may not be revoked at any time after the later of (i) 5:00 p.m., New York City time, on February 20, 1996, and (ii) the time and date on which the Company receives Requisite Consents (as defined herein) for the Senior Notes (such later time and date, the "Consent Date") even if the Consent Solicitation is extended beyond that time. If Requisite Consents for the Senior Notes are received (and not revoked) prior to the Expiration Date and the other conditions set forth herein are satisfied or waived, the

Company will, substantially contemporaneously with and subject to the consummation of the Acquisition (a) with the Guarantors and the Trustee, execute the Supplemental Indenture documenting and giving effect to the Proposed Amendments and (b) pay to each Holder of Senior Notes as of the Record Date who has delivered (and not revoked) a valid Consent prior to the Expiration Date $10.00 for each $1,000 in principal amount of the Senior Notes in respect of which the Consent has been delivered (the "Consent Fee"). Thereafter, all current Holders of the Senior Notes, including non-consenting Holders, and all subsequent Holders of the Senior Notes will be bound by the Proposed Amendments. No accrued interest will be paid on the Consent Fee.
If the Consent Solicitation is terminated for any reason before the Expiration Date or the Proposed Amendments do not become effective, any Consents received by the Trustee will be voided, the Supplemental Indenture will not be executed and the Consent Fee will not be paid.

        Notwithstanding any subsequent transfer of its Senior Notes, any Holder of Senior Notes as of the Record Date whose properly executed Consents have been received (and not revoked) prior to the Expiration Date will be eligible to receive any Consent Fee payable in respect of Senior Notes. Holders, as of the Record Date, who do not deliver Consents or deliver Consents after the Expiration Date will not be entitled to receive the Consent Fee, even though the Supplemental Indenture, if it is executed, will be binding on them.

Requisite Consents

        Holders of Senior Notes as of the Record Date must grant (and not revoke) valid Consents in respect of a majority in aggregate principal amount (excluding Senior Notes held by the Company or its affiliates) of the outstanding Senior Notes in order to approve the Proposed Amendments (the "Requisite Consents"). At the date of this Consent Solicitation,
$100,000,000 in principal amount of the Senior Notes were issued and outstanding.


Expiration Date; Extensions; Amendment

        The Consent Solicitation will be open until 5:00 p.m., New York City time, on February 20, 1996 unless extended by the Company. The time and date of expiration of the Consent Solicitation is herein referred to as the "Expiration Date." Consents may be revoked at any time up to the Consent Date, but may not be revoked thereafter. See "--Revocation of Consents."

        The Company reserves the right to extend the Consent Solicitation at any time and from time to time by giving oral or written notice to the Solicitation Agent. For purposes of the Consent Solicitation, a notice given before 9:00 a.m., New York City time, on any day shall be deemed to have been made on the preceding day. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered Holder as of the Record
Date). Such announcement or notice may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis.

        The Company expressly reserves the right for any reason (a) to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Date therefor by giving oral or written notice of such termination to the Solicitation Agent, and (b) not to proceed with the Acquisition. If the Company does not proceed with the Acquisition or if the other conditions to the execution of the Supplemental Indenture and the payment of the Consent Fee are not satisfied or waived, the Supplemental Indenture will not be executed, the Proposed Amendments will not become effective and no Consent
Fee will be paid. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders as of the Record Date).

Consent Procedures

        Only those persons who are Holders as of the Record Date may execute and deliver a Consent. A beneficial owner of Senior Notes who is not the Holder as of the Record Date (e.g., a beneficial holder whose Senior Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered Holder either (a) to execute a Consent Letter and deliver it either to the Trustee on such beneficial owner's behalf or to such beneficial owner for forwarding to the Trustee by such beneficial owner or
(b) to forward a duly executed proxy from the registered Holder authorizing the beneficial holder to execute and deliver a Consent Letter with respect to the Senior Notes on behalf of such registered Holder. A form of proxy that may be used for such purpose is included along with the form of Consent
Letter. For purposes of this Consent Solicitation Statement (a) the term "record holder" or "registered owner" shall be deemed to include DTC participants and (b) DTC has authorized DTC participants to execute Consents as if they were registered Holders.

        Giving a Consent will not affect a Holder's right to sell or transfer the Senior Notes. All Consents received (and not revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Senior Notes subsequent to the Record Date, unless the registered Holder of such Senior Notes as of the Record Date revokes such Consent prior to the Consent Date by following the procedures set forth under "Revocation of Consents" below.

        HOLDERS OF SENIOR NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE
TRUSTEE AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT LETTER IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND
THEREIN. CONSENTS SHOULD BE DELIVERED TO THE TRUSTEE, AND NOT THE COMPANY OR THE SOLICITATION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT
ANY CONSENT RECEIVED BY THE COMPANY OR THE SOLICITATION AGENT.  HOLDERS
SHOULD NOT TENDER OR DELIVER SENIOR NOTES AT ANY TIME.

        All Consents that are properly completed, signed and delivered to the Trustee, and not revoked, prior to the applicable Expiration Date, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendments should mark the "For" box on, and complete, sign and date the Consent Letter included herewith and mail, deliver or send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Trustee at the address listed on the back cover page of this Consent Solicitation statement and on the Consent Letter. If none of the boxes on the Consent Letter are marked, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Amendments.

        Consents by the Holder(s) of Senior Notes as of the Record Date must be executed in exactly the same manner as such registered Holder(s) name(s) appear on the Senior Notes. If Senior Notes to which a Consent relates are held of record by two or more joint holders, all such Holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Senior Notes registered in the name of such Holder, the Holder must list the serial numbers and principal amount of Senior Notes registered in the name of such Holder to which the Consent relates. If Senior Notes are registered in different names, separate
Consents must be executed covering each form of registration. If a Consent is executed by a person other than the registered Holder on the Record Date, it must be accompanied by the proxy set forth on the form of Consent duly executed by such registered Holder.

        The registered ownership of a Senior Note as of the Record Date shall be proven by the Trustee as registrar of the Senior Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be
cured within such time as the Company determines.   None of the Company nor
any of its affiliates, the Solicitation Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company's interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

Revocation of Consents

        Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Senior Notes to which such consent relates, unless the procedure for revocation of Consents described below has been followed.

        The Indenture provides that, at any time prior to (but not after) the date the Proposed Amendments become effective, a Holder may revoke its consent by so notifying the Trustee. Notwithstanding such Indenture provision, each Holder who delivers a Consent pursuant to the Consent Solicitation will agree in the Consent Letter that it will not revoke its Consent after the Consent Date and that until such time it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below.

        Prior to the Consent Date, any Holder may revoke any Consent given as to its Senior Notes or any portion of such Senior Notes (in multiples of $1,000). A Holder of Senior Notes desiring to revoke a Consent must, prior to that time, deliver to the Trustee at the address set forth on the back cover page of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent (which may be in the form of a subsequent Consent marked "Against" the Proposed Amendments) containing the name of such registered Holder, the serial numbers of the Senior Notes to which such revocation relates, the principal amount of Senior Notes to which such revocation relates and the signature of such registered Holder. No holder may revoke a Consent after the Consent Date.

        The revocation must be executed by such Holder in the same manner as the Holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation
Statement. Only a Holder of Senior Notes as of the Record Date as reflected in the register of the Trustee is entitled to revoke a Consent previously given. A beneficial owner of Senior Notes who is not the Holder as of the Record Date of such Senior Notes must arrange with the registered Holder to execute and deliver to the Trustee on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Trustee by such beneficial owner, either (a) a revocation of any Consent already given with respect to such Senior Notes or (b) a duly executed proxy from the registered Holder authorizing such beneficial owner to act on behalf of the registered Holder as to such Consent. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder who delivered such revocation.

        The Company reserves the right to contest the validity of any revocation and all questions as to validity (including the time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the Company, any of its affiliates, the Solicitation
Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

Conditions of Execution of Supplemental Indenture and Payment of Consent Fee

        The execution of the Supplemental Indenture and the payment of the Consent Fee are conditioned on (a) there being received (and not revoked), prior to the Expiration Date, the Requisite Consents, (b) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of any Proposed Amendment, the Acquisition, the entering into of the Supplemental Indenture or the payment of any Consent Fee or question the legality or validity thereof, (c) the concurrent consummation of the Acquisition and the Acquisition Financing, and (d) the Company's receipt of the consent of the lenders who are parties to the Revolving Credit Facility to the Acquisition and the Company's issuance of the Acquisition Senior Notes.

        The Consent Solicitation may be abandoned or terminated by the Company at any time prior to the Expiration Date, for any reason, in which case Consents with respect to the Senior Notes will be voided and no Consent Fee will be paid, whether or not the Acquisition is consummated. Each of the conditions to the Consent Solicitation, the execution of the Supplemental Indenture and the payment of the Consent Fee set forth in this Consent Solicitation Statement are for the sole benefit of the Company and may be waived by the Company at any time.

Backup Income Tax Withholding

        For federal income tax purposes, the Company will be required to backup withhold in an amount equal to 31 percent of the Consent Fee payable to a Holder of a Senior Note unless (a) the Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Information concerning backup withholding and appropriate forms are included in the Consent Letter.

        THERE ARE CERTAIN OTHER TAX CONSEQUENCES IN CONNECTION WITH THE CONSENT SOLICITATION, INCLUDING THE RECEIPT OF THE CONSENT FEE. HOLDERS ARE
ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE CONSENT FEE AND
CONSENT SOLICITATION.

Solicitation Agent and Information Agent

        The Company has retained CS First Boston as Solicitation Agent in connection with the Consent Solicitation. The Solicitation Agent will solicit Consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses. The Company has agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under the securities laws in connection with the Consent Solicitation.

        The Company has retained MacKenzie Partners, Inc. to act as Information Agent (the "Information Agent"). Requests for assistance in completing and delivering Consents or for additional copies of this Consent Solicitation Statement or the form of Consent Letter may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Garrett Aviation
Services as of and for the six-month period ended
December 31, 1994 ........................................F-1


Unaudited Consolidated Financial Statements of Garrett Aviation
Servicesas of and for the nine-month period ended
September 30, 1995 ..................................... F-15

                                      Report of Independent Auditors

The Partners of
CFC Aviation Services, L.P. (dba Garrett Aviation Services)

We have audited the accompanying consolidated balance sheet of CFC Aviation Services, L.P. (dba Garrett Aviation Services) as of December 31, 1994, and the related consolidated statements of income, partners' capital and cash flows for the period from July 1, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Garrett Aviation Services at December 31, 1994, and the consolidated results of its operations and its cash flows for the period from July 1, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.


                                       ERNST & YOUNG LLP

March 27, 1995

                                         Garrett Aviation Services
                                        Consolidated Balance Sheet
                                             December 31, 1994
                                              (in thousands)

Assets
Current assets:
  Cash and cash equivalents                                                      $ 8,753
  Accounts receivable, net of allowance for
   doubtful accounts of $500,000 at
   December 31, 1994                                                              38,680
  Inventories, net                                                                14,482
  Prepaid expenses and other current assets                                          956
                                                                                 -------
Total current assets                                                              62,871

Property and equipment, net                                                       27,226
Excess of purchase price over net assets, net                                      6,297
                                                                                 -------
Total assets                                                                     $96,394
                                                                                 =======

Liabilities and partners' capital
Current liabilities:
  Accounts payable                                                               $32,023
  Accrued expenses                                                                 9,940
  Current maturities of long-term debt                                             5,000
  Distributions payable                                                            1,008
                                                                                 -------
Total current liabilities                                                         47,971

Revolving credit agreement                                                         8,000
Long-term debt                                                                    27,209
                                                                                 -------
Total liabilities                                                                 83,180

Partners' capital                                                                 13,214
                                                                                 -------
Total liabilities and partners' capital                                          $96,394
                                                                                 =======

See accompanying notes.

                                         Garrett Aviation Services
                                     Consolidated Statement of Income
                               Period from July 1, 1994 (date of inception)
                                           to December 31, 1994
                                              (in thousands)

Net sales                                                              $144,200
Cost of sales                                                           130,224
                                                                       --------
Gross profit                                                             13,976

Selling, general and administrative                                       9,990
                                                                       --------
Operating profit                                                          3,986
Interest expense                                                          1,810
Other income                                                                (68)
                                                                       --------
Net income                                                             $  2,244
                                                                       ========
See accompanying notes.

<PAGE 25>
                                         Garrett Aviation Services
                                Consolidated Statement of Partners' Capital
                               Period from July 1, 1994 (date of inception)
                                           to December 31, 1994
                                              (in thousands)

                                                   General          Limited          Total
                                                   Partner          Partner
Initial contributions
 of cash                                           $   120          $11,880          $12,000
Net income                                              22            2,222            2,244
Distributions provided                                 (10)          (1,020)          (1,030)
                                                   -------          -------          -------
Partners' capital at
  December 31, 1994                                $   132          $13,082          $13,214
                                                   =======          =======          =======
See accompanying notes.

                                         Garrett Aviation Services
                                   Consolidated Statement of Cash Flows
                               Period from July 1, 1994 (date of inception)
                                           to December 31, 1994
                                              (in thousands)

Operating activities
Net income                                                          $  2,244
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Depreciations and amortization                                     2,984
    Provision for doubtful accounts                                      500
    Provision for obsolete inventory                                     395
    Accretion of lease obligation                                         77
    Changes in operating assets
     and liabilities:
      Accounts receivable                                             (8,413)
      Inventories                                                       (359)
      Prepaid expenses and other
       current assets                                                   (744)
      Accounts payable                                                27,478
      Accrued expenses                                                 4,392
                                                                    --------
Net cash provided by
 operating activities                                                 28,554

Investing activities
Acquisitions, net of cash received                                   (64,603)
Purchases of property and equipment                                   (2,176)
                                                                    --------
Net cash used by investing activities                                (66,779)

Financing activities
Proceeds from revolving
 credit agreement                                                     18,000
Repayment of revolving
 credit agreement                                                    (10,000)
Proceeds from issuance of debt                                        52,277
Payments of debt                                                     (25,277)
Cash contributions from partners                                      12,000
Cash distributions to partners                                           (22)
                                                                    --------
Net cash provided by
 financing activities                                                 46,978
                                                                    --------
Net increase in cash and equivalents                                   8,753
Cash and cash equivalents at
 beginning of period                                                       -
                                                                    --------
Cash and cash equivalents
 at end of period                                                   $  8,753
                                                                    ========
See accompanying notes.

                                         Garrett Aviation Services
                                Notes to Consolidated Financial Statements
                               Period from July 1, 1994 (date of inception)
                                           to December 31, 1994

Summary of Significant Accounting Policies

Formation and Description of Operations

Garrett Aviation Services (Garrett) is the d.b.a. of a limited partnership with the legal name of CFC Aviation Services, L.P. The partnership was formed as of June 30, 1994 and began operations July 1, 1994 upon the acquisition of certain assets and the assumption of certain liabilities of AlliedSignal discussed in the "Acquisitions" footnote herein. Garrett is owned 99 percent by CFC Aviation Holding, L.P. as the limited partner and 1 percent by CFC Aviation, Inc. as the general partner.

Garrett provides turbine-powered airframe maintenance and related services, technical support and turbine engine repair, overhaul and related services on turbine engine products to general aviation operators and regional commercial airlines.
The services are provided at airport hangar locations throughout the United States.

Basis of Presentation

The financial statements include all accounts of Garrett and its 99 percent owned subsidiary (see "Acquisitions" below) after elimination of all significant intercompany transactions and balances.

Cash and Equivalents

Garrett maintains zero-balance accounts to maximize its cash flows through its disbursement arrangements. At December 31, 1994, there was $9,598,000 of checks which had been drawn and not yet been presented for payment against Garrett's cash accounts. Such amounts are included in accounts payable. Cash and equivalents include instruments with remaining maturities of three months or less at the time of acquisition and at December 31, 1994 included $7,264,000 that was invested in money market mutual funds consisting of bank certificates of deposit, time deposits, bankers acceptances, commercial paper and other short-term obligations. These investments are stated at cost which approximates market.

Inventories

Materials inventory consists of purchased parts and is stated at the lower of cost or market, with cost being determined on the average cost basis. Work-in-process consists principally of

                                         Garrett Aviation Services
                          Notes to Consolidated Financial Statements (continued)

Summary of Significant Accounting Policies (continued)

maintenance and repair projects in process and includes material, labor and related overhead. Consigned inventory of engine parts is not reflected in the inventory balance of Garrett and is purchased and immediately charged to cost of sales upon sale of the related parts to the customer.

Property and Equipment

Property and equipment is recorded at cost, and depreciation is computed over the estimated useful lives of the assets using the straight-line method. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases by use of the straight-line method.

Excess of Purchase Price Over Net Assets

The excess of purchase price over net assets consists of the excess over fair value on the purchase transactions which is amortized over fifteen years based upon the life of the operating agreement between Garrett and AlliedSignal (see Operating Agreements footnote) and direct acquisition costs which are amortized over one to five years based on the nature of the cost. Accumulated amortization at December 31, 1994 was $976,000.

Concentration of Credit Risk

Substantially all of the revenues are derived from customers in the general aviation market by direct sales and through repairs and overhaul operations. Garrett also derives revenues from AlliedSignal for prepaid maintenance service and warranty programs sponsored by AlliedSignal, who also is a major supplier of virtually all of the related engine parts.

Revenue Recognition

Revenue from engine and airframe maintenance services is recognized upon completion of the repair. Revenue from parts sales is recognized upon shipment of the part to customers.

Income Taxes

Under the Internal Revenue Code, a partnership is not a taxable entity, and accordingly, no provision for income taxes has been included in the accompanying financial statements.

                                         Garrett Aviation Services
                          Notes to Consolidated Financial Statements (continued)

Acquisitions

Garrett entered into an agreement effective June 30, 1994 to acquire the "Hangar Facilities" of AlliedSignal. The final price was $62,490,000 and was financed through $12,000,000 of partners' capital with the balance being funded with debt. The acquisition was accounted for as a purchase. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                              (in thousands)
 Accounts receivable                               $ 29,236
 Inventories                                         13,194
 Prepaid expenses and
  other current assets                                  148
 Property and equipment                              24,434
 Excess of purchase price
  over net assets                                     6,762
 Accounts payable                                    (2,218)
 Accrued expenses                                    (3,934)
 Capital lease obligations                           (5,132)
                                                   --------
                                                   $ 62,490
                                                   ========

On October 26, 1994, Garrett purchased 99 percent of certain assets and assumed certain liabilities relating to an airframe maintenance, support and fueling business known as "The Jet Center" for $2,420,000. The results of operations of the acquired business have been included in the Garrett financial statements from the date of acquisition. The one percent of The Jet Center not owned by the Partnership is owned by CFC Aviation, Inc.

The acquisition of The Jet Center was accounted for by the purchase method of accounting. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                               (in thousands)
Cash                                               $    307
Accounts receivable                                   1,531
Inventories                                           1,324
Prepaid expenses
 and other current assets                                64
Property and equipment                                2,624
Excess of purchase price
 over net assets                                        511
Accounts payable                                     (2,327)
Accrued expenses                                     (1,614)
                                                   --------
                                                   $  2,420
                                                   ========

Operating Agreements

In conjunction with the purchase of the Hangar Facilities, the Partnership entered into an Operating Agreement with AlliedSignal for a minimum term of 15 years covering certain critical aspects of the business. As a result of the agreement, Garrett conducts a significant amount of business with the seller. Some of the key provisions of the agreement include:

        Consigned Inventory. Garrett is permitted to hold on consignment certain new spares, repair parts and exchange parts supplied by the seller. Such inventory is held under the control of Garrett but is not purchased by Garrett until the part is sold to the ultimate customer. Included in cost of sales during the six months ended December 31, 1994, were purchases of approximately $68,000,000 under this arrangement.

        Prepaid Maintenance Service Plans. Garrett performs certain maintenance services for eligible customers under the provisions of prepaid maintenance service plans offered by AlliedSignal. Garrett is reimbursed for its costs adjusted for performance incentives and disincentives as defined in the Operating Agreement. Total revenue from these plans was approximately $43,000,000 for the six months ended December 31, 1994.

        Warranty. Garrett also performs certain warranty services for the benefit of the seller which is recorded as revenue based upon the agreed upon repair schedule in the Operating Agreement. Revenue recognized on these services for the six months ended December 31, 1994, was approximately $10,000,000.

The Operating Agreement is subject to termination subsequent to the expiration of its 15-year term with one-year prior notice. It is further subject to earlier termination under certain circumstances which include, but are not limited to, mutual agreement, certain breaches, bankruptcy, customer satisfaction deficiencies and other criteria. At December 31, 1994, Garrett had accounts receivable from AlliedSignal of $15,782,000, and had accounts payable to AlliedSignal of $17,634,000.

Inventories

Inventories at December 31, 1994, consisted of:

                                            (in thousands)
Materials                                          $ 8,319
Work-in-process                                      7,874
                                                   -------
                                                    16,193
Less:  reserves                                      1,711
                                                   -------
                                                   $14,482
                                                   =======

Property and Equipment

Property and equipment at December 31, 1994, consisted of:

                                            (in thousands)
Leasehold improvements                             $ 7,946
Machinery and equipment                             19,007
Information systems and data
 handling equipment                                    431
Construction in progress                             1,850
                                                   -------
                                                    29,234
Less: accumulated depreciation
 and amortization                                    2,008
                                                   -------
                                                   $27,226
                                                   =======

Included in property and equipment are capitalized leases with a cost of $3,319,000 and accumulated amortization of $72,000.

Revolving Credit Agreement

Garrett has a Revolving Credit Agreement as part of its primary Bank Credit Agreement (the overall agreement collateralizes substantially all of Garrett's assets), which matures December 31, 1999 unless it is in default, and provides for maximum borrowings of up to $27,000,000 subject to reduction for outstanding letters of credit of up to $5,000,000. Unused borrowings available at December 31, 1994 are $19,000,000, which is further reduced by outstanding letters of credit of $344,000 as of December 31, 1994. Interest rates are determined at the time of borrowing and are based on the lender's base rate, plus a margin of 0.75 percent to 0.0 percent based on operating performance measures, or a Eurodollar rate, plus a margin of 2.0 percent to 1.0 percent based on operating performance measures. Interest on outstanding balances under the Revolving Credit Agreement is payable either monthly, quarterly or semiannually dependent upon whether the borrowing is a base rate or Eurodollar rate loan. At December 31, 1994, $8,000,000 was outstanding under the Revolving Credit Agreement of which the interest rate was 7.06 percent on $5,000,000 of the balance and
9.0 percent on the remaining $3,000,000. The Bank Credit Agreement contains various restrictive covenants on financial ratios, capital expenditures and distributions among other restrictions.

Long-Term Debt

Long-term debt at December 31, 1994, consisted of:

                                            (in thousands)
Term loan                                          $27,000
Lease obligations                                    5,209
                                                   -------
                                                    32,209
Less current maturities                              5,000
                                                   -------
                                                   $27,209
                                                   =======

The Term Loan had an initial principal amount of $27,000,000 and annual principal payments of $5,000,000 in 1995 and $5,500,000 thereafter. Interest of the Term Loan is payable on the same basis and at the same rates as set forth for the Revolving Credit Agreement. The term loan is part of the Bank Credit Agreement that also includes the Revolving Credit Agreement. Significant terms, interest and collateral are the same as set forth above in the Revolving Credit Agreement footnote. At December 31, 1994, the interest rate on the term loan was 7.06 percent.

Garrett is required under the terms of its credit agreement to maintain an interest rate swap to the extent of $20,000,000 from August 5, 1994 through August 5, 1996, and has elected to enter into a $10,000,000 swap from August 6, 1996 to August 5, 1997 which effectively adjusts the variable interest rate on this portion of Garrett's debt to a fixed 6.67 percent plus the margin as defined in the Bank Credit Agreement (the actual rate as defined in the swap at December 31, 1994 was 5.73 percent plus the margin). Garrett is required to make quarterly settlements on the rate differentials and records a charge or credit to interest expense at the end of each period for the impact of the swap. At December 31, 1994 Garrett had accrued $28,000 for the impact of the swap for the period from November 6, 1994 through December 31, 1994.

Lease obligations include two leases, the first of which relates to amounts accrued in relation to a lease funded by a municipality through a $4,254,000 issue of tax-exempt bonds to finance certain hangar leasehold improvements which is accounted for as a capital lease. These bonds were issued by the respective city's airport authority prior to the acquisition and were guaranteed by AlliedSignal. At the time of the acquisition, Garrett assumed the $4,254,000 lease obligation and related leasehold improvement asset, and under a sublease agreement, Garrett reimburses a monthly lease payment to AlliedSignal in the amount of the monthly rental due on the lease which equals the municipality's interest costs on the tax exempt bonds. This monthly payment is recorded as interest expense. The second lease has a $4,400,000 balloon payment due in September 2018 and Garrett records annual rent expense in an amount which equals the lessor's interest costs on the debt issued for the leasehold, and records an additional $151,000 of expense annually to establish the liability necessary to satisfy the final payment. At December 31, 1994, $955,000 has been accrued toward the final obligation. Interest rates on both obligations are guaranteed by AlliedSignal at four percent through June 1997 and five percent through December 1999. Thereafter, the interest rates will be variable based on the rate attached to the bonds.

Principal maturities on long-term debt at December 31, 1994, in the aggregate are as follows:

                                            (in thousands)
1995                                               $ 5,000
1996                                                 5,500
1997                                                 5,500
1998                                                 5,500
1999                                                 5,500
Thereafter                                           5,209
                                                   -------
                                                   $32,209
                                                   =======

Total interest expense paid by Garrett during the six months ended December 31, 1994 on all forms of borrowing was approximately $650,000.

Lease Commitments

The Company has various noncancelable operating leases relating principally to real property, which expire at various dates through 2018.

Rental expense for the period from July 1, 1994 to December 31, 1994 was approximately $1,374,000. At December 31, 1994, future minimum rental commitments under noncancelable operating leases with a term in excess of one year are as follows:

                                            (in thousands)
1995                                               $  2,984
1996                                                  2,525
1997                                                  2,281
1998                                                  2,100
1999                                                  1,527
Thereafter                                            3,925
                                                   --------
                                                   $ 15,342
                                                   ========

Related Parties

Garrett paid approximately $150,000 during the six months ended December 31, 1994 for management fees to entities that are partners in Garrett. Such management fee arrangements call for payment of $300,000 per year beginning July 1, 1994 to one of the partner groups which is to continue as long as their ownership interest equals or exceeds 20 percent of their initial ownership interest, and an additional $120,000 per year to another of the partner groups beginning July 1, 1995 which is to continue as long as their ownership interest exceeds 20 percent of their ownership interest.

Under the terms of the Bank Credit Agreement, Garrett is permitted to distribute to its partners an amount equal to the maximum federal and state tax rates applied to taxable income from the partnership attributable to the partners. During the six months ended December 31, 1994, Garrett accrued $1,030,000 toward such expected distribution of which $22,000 was paid prior to December 31, 1994 and the balance is scheduled to be paid by March 31, 1995. Garrett anticipates that taxable income from the six months ended December 31, 1994 attributable to the partners will exceed net income for financial reporting purposes and that additional distributions will be required to be provided for in 1995 with respect to 1994 results.

Benefit Plan

During 1994, Garrett established the Garrett Aviation Services Savings Plan covering substantially all employees who have completed 12 consecutive months of service with Garrett or its predecessor acquiree businesses. Under the terms of the Plan, employees may make voluntary contributions up to 15 percent of their base compensation subject to Internal Revenue Service limitations. The Company will match 50 percent of employee contributions up to six percent of an employee's base compensation. Contributions to the Plan during the six months ended December 31, 1994 were approximately $316,000.

                                         Garrett Aviation Services
                                   Unaudited Consolidated Balance Sheet
                                            September 30, 1995
                                              (in thousands)

Assets
Current Assets:
  Cash and cash equivalents                                                 $  7,438
  Accounts receivable,
   net of allowance for doubtful
   accounts of $512,000 at
   September 30, 1995                                                         66,129
  Inventories, net                                                            11,713
  Prepaid expenses and other current assets                                      923
                                                                            --------
Total current assets                                                          86,203

Property and equipment, net                                                   28,683
Excess of purchase price over
 net assets, net                                                               5,154
                                                                            --------
                                                                            $120,040
                                                                            ========

Liabilities and partners' capital

Current liabilities:
  Accounts payable                                                          $ 46,523
  Accrued expenses                                                             9,793
  Current maturities of long-term debt                                         5,500
  Distributions                                                                2,314
                                                                            --------
Total current liabilities                                                     64,130

Revolving credit agreement                                                    14,000
Long-term debt                                                                24,610
                                                                            --------
Total liabilities                                                            102,740

Partners' Capital                                                             17,300
                                                                            --------
Total liabilities and partners' capital                                     $120,040
                                                                            ========

                                         Garrett Aviation Services
                                Unaudited Consolidated Statement of Income
                                   Nine Months Ended September 30, 1995
                                              (in thousands)

Net Sales                                                           $250,937
Cost of Sales                                                        219,426
                                                                    --------
Gross Profit                                                          31,511
Selling, general and administrative                                   20,151
                                                                    --------
Operating profit                                                      11,360
Interest expense                                                       2,183
                                                                    --------
Net Income                                                          $  9,177
                                                                    ========

                                         Garrett Aviation Services
                           Unaudited Consolidated Statement of Partners' Capital
                                   Nine Months Ended September 30, 1995
                                              (in thousands)

                                                           General          Limited          Total
                                                           Partner          Partner
Partners' capital at beginning
  of period                                                $   132          $13,082          $13,214
Net income                                                      92            9,085            9,177
Distributions provided                                         (51)          (5,040)          (5,091)
                                                           -------          -------          -------
                                                           $   173          $17,127          $17,300
                                                           =======          =======          =======

                                         Garrett Aviation Services
                              Unaudited Consolidated Statement of Cash Flows
                                   Nine Months Ended September 30, 1995
                                              (in thousands)

Operating activities
--------------------
Net Income                                                                  $  9,177
Adjustment to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                                                4,552
  Provision for doubtful accounts                                                 12
  Provision for obsolete inventory                                               687
  Accretion of lease obligation                                                  111
  Changes in operating assets and liabilities:
    Accounts receivable                                                      (27,461)
    Inventories                                                                2,082
    Prepaid expenses and other currenT
     assets                                                                       33
    Accounts payable                                                          14,500
    Accrued expenses                                                            (107)

  Net cash provided by operating activities                                    3,586

Investing activities
Purchases of property and equipment                                           (4,820)
Other                                                                            (46)
                                                                            --------
Net cash used by investing activities                                         (4,866)

Financing activities
Proceeds from revolving credit agreement                                      25,000
Repayment of revolving credit agreement                                      (19,000)
Payments of debt                                                              (2,250)
Cash distributions to partners                                                (3,785)
                                                                            --------
Net cash used by financing activities                                            (35)
                                                                            --------
Net decrease in cash and equivalents                                          (1,315)
Cash and cash equivalents at
 beginning of period                                                           8,753
                                                                            --------
Cash and cash equivalents
 at end of period                                                           $  7,438
                                                                            ========

APPENDIX I

Amended Covenants

Set forth below is a description of the manner in which the Debt Covenant and the Restricted Payments Covenant are proposed to be amended.
Capitalized terms not otherwise defined below shall have the meanings given to them in the Indenture. The Company will provide copies of the Indenture to any Holder upon request.

Debt Covenant

The Debt Covenant is set forth in Section 4.05 of the Indenture
"Limitation on Additional Indebtedness." Section 4.05(a)(2), Section 4.05(a)(4), Section 4.05(a)(9) and Section 4.05(a)(10) of the Indenture will be deleted and the following inserted in lieu thereof.

New Section 4.05(a)(2):

  (2) Indebtedness of the Company at any time outstanding under the Revolving Credit Facility not to exceed $110 million outstanding at any one time;

New Section 4.05(a)(4):

  (4) Indebtedness of the Company (and guaranteed by the Subsidiaries on the same basis as the Securities) evidenced by senior debt securities in an aggregate principal amount not to exceed $125 million issued contemporaneously with and to finance the acquisition of assets of Garrett Aviation Services ("Garrett") pursuant to an Asset Purchase Agreement, dated January 15, 1996, as the same may from time to time be amended;

New Section 4.05(a)(9):

(9) additional Indebtedness of the Company and the Subsidiaries not outstanding as of the date hereof if the Consolidated EBITDA Coverage Ratio of the Company for its four full fiscal quarters immediately preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed (the "Incurrence Date") determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness) as if such additional Indebtedness had been created, incurred, assumed or guaranteed and any related transactions or acquisitions had been consummated, at the beginning of such four quarter period, for any Incurrence Date occurring during the period set forth below, would have been at least the amount set forth below for such period:

                 Period                                    Ratio

                 Through June 30, 1998                     2.00:1
                 July 1, 1998 and                          2.25:1
                 thereafter
                 and

New Section 4.05(a)(10):

  (10) Indebtedness of the Company and the subsidiaries, all of the net proceeds, if any, of which (after reasonable fees, expenses and costs, related to the incurrence of such Indebtedness) are applied entirely to repay or to refund outstanding Indebtedness permitted under clauses (1),
(2), (3), (4) and (9) above and this clause (10) and any extensions or renewals of outstanding Indebtedness under clauses (2), (3), (4) and (9) and this clause (10) ("Refinancing Indebtedness"); provided, however, that
(A) the maximum principal amount of the Refinancing Indebtedness permitted under this paragraph (10) shall not exceed the maximum principal amount outstanding (or, in the case of clause (2) above, available) and accrued interest of the Indebtedness to be repaid, refunded or refinanced plus the amount of reasonable fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, (B) the maturity of the Refinancing Indebtedness shall not be earlier than the maturity of the Indebtedness being so extended, renewed, refunded or refinanced, and (C) with respect to any Refinancing Indebtedness which refinances Indebtedness permitted under clause (3) above, the Refinancing Indebtedness is subordinate in right of payment to the Securities to the same extent as the Indebtedness being so extended, renewed, refunded or refinanced. Notwithstanding anything in the foregoing to the contrary, the Company will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume or guarantee directly or indirectly any Indebtedness except for Indebtedness permitted by clauses (1), (2), (4), (5), (7) and (8), Indebtedness permitted by paragraph (9) to the extent incurred in connection with an acquisition and Refinancing Indebtedness of Indebtedness permitted by any of such clauses subject to clauses (A) through (C) of the proviso of this clause (10).

Restricted Payments Covenant

        The Restricted Payments Covenant is set forth in Section 4.06 of the Indenture "Limitation on Restricted Payments." Section 4.06(a) will be deleted and the following inserted in lieu thereof:

New Section 4.06(a):

  (a) The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of the Company's or any of the Subsidiaries' capital stock or other Equity Interests (other than dividends or distributions payable in Equity Interests of the Company or the Subsidiaries and dividends or distributions payable to the Company or another Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any of the Subsidiaries), except as permitted in clause (iv) of this paragraph (a) below; or

          (iii) voluntarily prepay, purchase, redeem or otherwise acquire or retire for value any Indebtedness of the Company or any Subsidiary (other than Indebtedness of the Company or any Subsidiary to the Company or another Subsidiary) that is subordinated to the Securities prior to the scheduled maturity payments, scheduled sinking fund payments or similar mandatory requirements provided for pursuant to the terms of such Indebtedness other than as specifically permitted by the terms hereof or in connection with any refinancing thereof permitted by the terms hereof; or

          (iv) make any Investment in any Affiliate of the Company other than a Subsidiary or a person which will become a Subsidiary as a result of such Investment;

        (all of the foregoing dividends, distributions, purchases, redemptions or other acquisitions, retirements, prepayments or Investments set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), if at the time of such Restricted Payment:

             (1) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

             (2) the Company shall not be able to incur at least $1.00 of additional Indebtedness pursuant to clause (9) of the Limitation on Additional Indebtedness provisions set forth in Section 4.05 hereof; or

             (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date hereof, exceeds the sum of (x) 50% of the amount of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1996 to the end of the Company's most recently ended quarter at the time of such Restricted Payment (or, if Consolidated Net Income for such period is negative, 100% of such accumulated amount) plus (y) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after January 1, 1996 of capital stock of the Company (other than Redeemable Capital Stock or Exchangeable Stock and other than capital stock issued or sold to a Subsidiary of the Company) or any Indebtedness or other security convertible into or exercisable for any such capital stock (other than Redeemable Capital Stock or Exchangeable Stock) that has been so converted or exercised (the sum of (x) and (y) hereinafter referred to as the "Earned Amount"); provided, however, that if the amount of Investments made pursuant to clause (v) in paragraph (b) below exceeds $5 million, the Company may not, and may not permit any Subsidiary to, make any Restricted Payment unless the Earned Amount (less Restricted Payments made to such date) equals the amount of Investments made pursuant to clause (v) in paragraph (b) below in excess of $5 million.

Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter should be directed to the Information Agent at one of the telephone numbers set forth below. Questions concerning the terms of the Consent Solicitation should be directed to the Information Agent at one of the telephone numbers set forth below. Deliveries of Consents should be made to the Trustee at its addresses or facsimile number set forth below (facsimiles should be confirmed by physical delivery).

TABLE OF CONTENTS

Page

Incorporation of Certain Documents
  by Reference ..................................... 2
Available Information .............................  2
The Company .......................................  3
The Garrett Acquisition ...........................  3
Proposed Amendments................................  6
Selected Pro Forma Financial Information ..........  8
Acquisition Financing.............................  10
The Consent Solicitation .........................  10
Index to Financial Statements ....................  15
Appendix I ......................................  I-1
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

                                           UNC INCORPORATED

                                    Consent Solicitation Statement


                                            The Trustee is:
                                             Chemical Bank

                                      By Hand/Overnight Courier:

                                      Corporate Trust Department
                                     55 Water Street - North Bldg.
                                         2nd Floor - Room 234
                                       New York, New York  10041
                                      Attention:  Carlos Esteves

                                               By Mail:

                                      Corporate Trust Department
                                     55 Water Street - North Bldg.
                                         2nd Floor - Room 234
                                       New York, New York  10041
                                      Attention:  Carlos Estevez

                                             By Facsimile:
                                            (212) 638-7380
                                            (212) 638-7381

                                         Confirm by Telephone:
                                            (212) 638-0828

                                      The Solicitation Agent is:
                                            CS First Boston
                                          55 East 52nd Street
                                       New York, New York  10055

                                       The Information Agent is:

                                       MacKenzie Partners, Inc.
                                           156 Fifth Avenue
                                       New York, New York  10010
                                           Telephone Number:
                                      (800) 322-2885 (Toll Free)
                                     (212) 929-5500 (Call Collect)